                                                                    EXHIBIT 4.6

                        CHAMPION HEALTHCARE CORPORATION
                           EMPLOYEE STOCK OPTION PLAN


PREAMBLE. The Board of Directors of Champion Healthcare Corporation adopted the hereinbelow described Employee Stock Option Plan effective as of December 31, 1991 and it was approved by the shareholders with an effective date for all purposes of December 31, 1991.

1.       Purpose.

         The purpose of this Employee Stock Option Plan (the "Plan") is to give officers and executive personnel ("key employees") of Champion Healthcare Corporation, a corporation (the "Company") , and corporations with respect to which the Company directly or indirectly controls 50% or more of the combined voting power ("subsidiaries") , an opportunity to acquire shares of the common stock of the Company, no par value ("Common Stock") , to provide an incentive for key employees to continue to promote the best interests of the Company and enhance its long-term performance, and to provide an incentive for key employees to join or remain with the Company and its subsidiaries.

2.       Administration.

         (a) Board of Directors. The Plan shall be administered by the Board of Directors of the Company (the "Board"), which, to the extent it shall determine, may delegate its powers with respect to the administration of the Plan (except its powers under Section 12 (c) ) to a committee of directors (the "Committee") appointed by the Board and composed of not less than two members of the Board. If the Board chooses to appoint a Committee, references hereinafter to the Board (except in Section 12(c)) shall be deemed to refer to the Committee. Notwithstanding the preceding provisions of the Section, no member of the Board may exercise discretion with respect to, or participate in, the administration of the Plan if, at any time while serving on the Committee or within one year prior to such exercise or participation, he or she has received stock, stock options or stock appreciation rights pursuant to the Plan or any other plan of the Company or any affiliate thereof entitling the participants therein to acquire stock, stock options or stock apprecia-tion rights of the Company or of any of its affiliates.

         (b) Powers. Within the limits of the express provisions of the Plan, the Board shall determine: (i) the key employees to whom awards hereunder shall be granted, (ii) the time or times at which such awards shall be granted, (iii) the form and amount of the awards, and (iv) the limitations, restrictions and conditions applicable to any such award. In making such determinations, the Board may take into account the nature of the services rendered by such employees, or classes of employees, their present and potential contributions to the Company" s success and such other factors as the Board in its discretion shall deem relevant.

         (c) Interpretations. Subject to the express provisions of the Plan, the Board may interpret the Plan, prescribe, amend and rescind rules and regulations relating to it, determine the terms and provisions of the respective awards and make all other determinations it deems necessary or advisable for the administration of the Plan.

         (d) Determinations. The determinations of the Board on all matters regarding the Plan shall be conclusive. A member of the Board shall only be liable for any action taken or determination made in bad faith.

         (e) Nonuniform Determinations. The Board's determinations under the Plan, including without limitation, determinations as to the persons to receive awards, the terms and provisions of such awards and the agreements evidencing the same, need not be uniform and may be made by it selectively among persons who receive or are eligible to receive awards under the Plan, whether or not such persons are similarly situated.

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3.      Awards Under the Plan.

         (a) Type of Award. Awards under the Plan may be granted in any either or both of the following forms: (i) Nonstatutory Stock Options, as described in Section 4, and (ii) Stock Appreciation Rights, as described in Section 6. Nonstatutory Stock Options shall be referred to herein as "Stock Options."

         (b) Maximum Limitations. The aggregate number of shares of Common Stock available for grant under the Plan is 75, 000, subject to adjustment pursuant to Section 8. Shares of Common Stock issued pursuant to the Plan may be either authorized but unissued shares or shares now or hereafter held in the treasury of the Company. In the event that, prior to the end of the period during which Stock Options may be granted under the Plan, any Stock Option under the Plan expires unexercised or is terminated, surrendered or canceled (other than in connection with the exercise of a Stock Appreciation Right) without being exercised, in whole or in part, for any reason, the number of shares theretofore subject to such Stock Option or the unexercised, terminated, forfeited or unearned portion thereof, shall be added to the remaining number of shares of Common Stock available for grant as a Stock Option under the Plan, including a grant to a former holder of such Stock Option, upon such terms and conditions as the Board shall determine, which terms may be more or less favorable than those applicable to such former Stock Option.

4.       Stock Options.

         (a) Conditions. Stock Options may be granted under the Plan for the purchase of shares of Common Stock. Stock Options shall be in such form and upon such terms and conditions as the Board shall from time to time determine, subject to the following.

                 (i)      Option Price. The option price of each Stock Option
                          to purchase Common Stock shall be determined by the Board, but shall not be less than 100% of the fair market value of the Common Stock subject to such
                          Stock Option on the date of grant.
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                 (ii)     Term of Options. No Stock Option shall be exercisable
                          after the date ten (10) years and one (1) day f rom the date such Stock Option is granted.

                 (iii) Conditions of Grant. The Board, in its discretion, may, as a condition to the grant of a Stock Option, require a key employee who is the recipient of such Stock Option to enter into one or more of the following agreements with the Company on or prior to the date of grant of such Option:

                          a) A covenant not to compete with the Company and it& subsidiaries which shall become effective on the date of termination of employment of the key employee with the Company and which shall contain such terms and conditions as shall be specified by the Board;

                          b) An agreement to cancel any employment agreement, fringe benefit or compensation arrangement in effect between the Company and the key employee.

                          c) The Shareholders' Agreement dated effective December 31, 1990 among the Company and Company Shareholders set forth in Schedule I to that agreement.

If the key employee shall fail to enter into any such agreement at the request of the Board, then no Stock Option shall be granted hereunder to such key employee and the number of shares of Common Stock which would have been subject to such Option shall be added to the remaining number of shares of Common Stock available for grant as a Stock Option under the Plan.

         (b) Form. The form of the stock option agreement shall subject to paragraph (a) immediately above, be substantially in the form as Exhibit 1 hereto.
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5.       Provisions Applicable to Stock Options .

         (a) Exercise. Stock Options shall be subject to such terms and conditions, shall be exercisable at such time or times, and shall be evidenced by such form of written option agreement between the optionee and the Company, as the Board shall determine; provided, that such determinations are not inconsistent with the other provisions of the Plan.

         (b) Manner of Exercise of 0ptions and Payment for Common Stock. Stock Options may be exercised by an optionee by giving written notice to the Secretary of the Company stating the number of shares of Common Stock with respect to which the Stock Option is being exercised and tendering payment therefor. At the time that a Stock Option granted under the Plan, or any part thereof, is exercised, payment for the Common Stock issuable thereupon shall be made in full in cash or by certified check or, if the Board in its discretion agrees to accept, in shares of Common Stock of the Company (the number of such shares paid for each share subject to the Stock Option, or part thereof, being exercised shall be determined by dividing the option price by the fair market value per share of the Common Stock on the date of exercise). As soon as reasonably possible following such exercise, a certificate representing shares of Common Stock purchased, registered in the name of the optionee, shall be delivered to the optionee.

         (c) Cancellation of Stock Appreciation Rights. The exercise of any Stock Option shall cancel that number, if any, of Stock Appreciation Rights (as defined in Section 6) included in such Stock Option, which is equal to the excess of (i) the number of shares of Common Stock subject to Stock Appreciation Rights included in such Stock Option, over (ii) the number of shares of Common Stock which remain subject to such Stock Option after such exercise.
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6.       Stock Appreciation Rights.

         (a) Award. If deemed by the Board to be in the best interest of the Company, any Stock Option granted under the Plan may include a stock appreciation right ("Stock Appreciation Right"), either at the time of grant or thereafter while the Stock Option is outstanding.

         (b) Terms of Rights. Stock Appreciation Rights shall be subject to such terms and conditions not inconsistent with the other provisions of the Plan as the Board shall determine; provided that:

                          (i) Limitations. A Stock Appreciation Right shall be exercisable to the extent, and only to the extent, the Stock Option in which it is included is exercisable and shall be exercisable only for such period as the Board may determine (which period may expire prior to the expiration date of such Stock Option).

                          (ii) Surrender or Exchange. A Stock Appreciation Right shall entitle the optionee to surrender to the Company unexercised the Stock Option, or portion thereof, to which it is related, or any portion thereof, and to receive from the Company in exchange therefor that number of shares of Common Stock having an aggregate fair market value equal to the excess of the fair market value on the date of exercise of one share of Common Stock over the option price per share specified in such Stock Option, multiplied by the number of shares of Common Stock subject to the Stock Option, or portion thereof, which is so surrendered. The Board shall be entitled to elect to settle any part or all of the Company's obligation arising out of the exercise of a Stock Appreciation Right by the payment to the optionee of cash or by check equal to the aggregate fair market value on the date on which the Stock Appreciation Right is exercised of that part or all of the shares
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                                  of Common Stock the Company would otherwise
                                  be obligated to deliver.

         (c)     Cash Settlement Restrictions.

                 (i) Notwithstanding Sections 6(b) and 9 hereof, so long as the grantee of a Stock Appreciation Right is an officer, an owner of 10% or more of an equity security of the Company that is registered under the Securities Exchange Act of 1934, or a director of the Company, the Company" s right to elect to settle any part or all of its obligation arising out of the exercise of a Stock Appreciation Right by 'the payment of cash or by check shall not apply unless such exercise occurs either: (1) pursuant to the provisions of subsection (ii) below, or (2) during the period beginning on the third business day following the date of release by the Company for publication of its quarterly or annual summary statements of sales and earnings and ending on the twelfth business day following such date.

                 (ii) In the event that, pursuant to Section 9, the Company shall cancel all unexercised Stock Options as of the effective date of a merger or other transaction provided therein or in the case of dissolution of the Company, then each Stock Appreciation Right held by an officer, an owner of 10% or more of an equity security of the Company that is registered under the Securities Exchange Act of 1934, or a director of the Company, shall be automatically exercised on such date within 30 days prior to the effective date of such transaction or dissolution as the Board shall determine and, in the absence of such determination, on the last business day immediately prior to such effective date.

7.     Transferability.

         No Stock Option or Stock Appreciation Right may be transferred, assigned, pledged or hypothecated (whether by operation of law or otherwise) , except as provided by will or the applicable laws of descent or distribution, and no Stock Option or Stock Appreciation Right shall be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of a Stock Option or Stock Appreciation Right, or levy of attachment or similar process upon the Stock Option or Stock Appreciation Right not specifically permitted herein shall be null and void and without effect. A Stock Option or Stock Appreciation Right may be exercised only by a key employee during his or her lifetime, or pursuant to Section 11
(c) , by his or her estate or the person who acquires the right to exercise such Stock Option or Stock Appreciation Right upon his or her death by bequest or inheritance.

8.     Adjustment Provisions.

         The aggregate number of shares of Common Stock with respect to which Stock Options and Stock Appreciation Rights may be granted, the aggregate number of shares of Common Stock subject to each outstanding Stock Option and Stock Appreciation Right, and the option price per share of each such Stock Option, may all be appropriately adjusted as the Board may determine for any increase or decrease in the number of shares of issued Common Stock resulting from a subdivision or consolidation of shares, whether through reorganization, recapitalization, stock split-up, stock distribution or combination of shares, or the payment of a share dividend or other increase or decrease in the number of such shares outstanding effected without receipt of consideration by the Company. Adjustments under this Section 8 shall be made according to the sole discretion of the Board, and its decisions shall be binding and conclusive.

9.     Dissolution, Merger and Consolidation.

         Except as otherwise provided in Section 6(c)(ii), upon the dissolution or liquidation of the Company, or upon a merger or consolidation of the Company in which the Company is not the surviving corporation, each Stock Option and Stock Appreciation Right granted hereunder shall expire as of the effective date of such transaction; provided, however, that the Board shall give at least 30 days prior written notice of such event to each optionee during which time he or she shall have a right to exercise his or her (1) vested or (2) if specifically provided in the option grant,
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vested and unvested, wholly or partially unexercised Stock Option (without regard to installment exercise limitations, if any) or Stock Appreciation Right and, subject to prior expiration pursuant to Section 11 (b) or (c) , each Stock Option and Stock Appreciation Right shall be exercisable after receipt of such written notice and prior to the effective date of such transaction.

10.    Effective Date and Conditions Subsequent to Effective Date.

         The Plan shall become effective on the date of the approval of the Plan by the holders of a majority of the shares of Common Stock of the Company, and the Plan shall be null and void and of no effect if such condition is not fulfilled, and in such event each Stock Option or Stock Appreciation Right granted hereunder shall, notwithstanding any of the preceding provisions of the Plan, be null and void and of no effect. No grant or award shall be made under the Plan more than ten (10) years from the date of shareholder approval hereof; provided, however,' that the Plan and all Stock Options and Stock Appreciation Rights granted under the Plan prior to such date shall remain in effect and subject to adjustment and amendment as herein provided until they have been satisfied or terminated in accordance with the terms of the respective grants or awards and the related agreements.

11.    Termination of Employment.

         (a) Each Stock Option and Stock Appreciation Right shall, unless sooner expired pursuant to Section 11 (b) or (c) below, expire on the first to occur of the date one day after the tenth anniversary of the date of grant thereof or the expiration date set forth in the applicable option agreement.

         (b) A Stock Option and Stock Appreciation Right shall expire on the first to occur of the applicable date set forth in paragraph (a) next above and the date that the employment of the key employee with the Company and all subsidiaries terminates for any reason other than death or disability. Upon receipt of notice of termination of employment, whether written or oral, Optionee shall not thereafter have the right to exercise the Stock Option or Stock Appreciation Rights. Notwithstanding the preceding provisions of this paragraph, the Board, in its sole discretion, may, by written notice given to a former employee, permit the former employee to exercise Stock Options or Stock Appreciation Rights during a period following his or her termination of employment, which period shall not exceed ninety (90) days. In no event, however, may the Board permit a former employee to exercise a Stock Option or Stock Appreciation Right after the expiration date contained in the agreement evidencing such Stock Option or Stock Appreciation Right. Notwithstanding the preceding provisions of this paragraph, if the Board permits a former employee to exercise Stock Options or Stock Appreciation Rights during a period following his or her termination of employment pursuant to such preceding provisions, such Stock Options or Stock Appreciation Rights shall, to the extent unexercised, expire on the date that such former employee violates (as determined by the Board) any covenant not to compete in effect between the Company and/or its subsidiaries and the former employee.

                 (c) If the employment of a key employee with the Company and all subsidiaries terminates by reason of disability (as determined by the Board) or by reason of death, his or her Stock Options and Stock Appreciation Rights, if any, shall expire on the first to occur of the date set forth in paragraph (a) of this Section 11 and the first anniversary of such termination of employment.

12.      Miscellaneous.

                 (a) Legal and Other Requirements. The obligation of the Company to sell and deliver Common Stock under the Plan shall be subject to all applicable laws, regulations, rules and approvals, including, but not by way of limitation, the effectiveness of a registration statement under the Securities Act of 1933 if deemed necessary or appropriate by the Company. Certificates for shares of Common Stock issued hereunder may be legend as the Board shall deem appropriate.

                 (b) No Obligation to Exercise Options. The granting of a Stock Option shall impose no obligation upon an optionee to exercise such Stock Option.

                 (c) Termination and Amendment of Plan. The Board, without further action on the part of the shareholders of the Company, may from time to time alter, amend or suspend the Plan or any Stock Option or Stock Appreciation Right granted hereunder or may at any time terminate the Plan, except that, unless approved by the shareholders in accordance with Section 10 hereof, it may not (except to the extent provided in Section 8 hereof) : (i) change the total number of shares of Common Stock available for grant under the Plan; (ii) extend the duration of the Plan; (iii) increase the maximum term of Stock Options; or (iv) change the class of employees eligible to be granted Stock Options or Stock Appreciation Rights under the Plan. No action taken by the Board under this Section may materially and adversely affect any outstanding Stock Option or Stock Appreciation Right without the consent of the holder thereof.

                 (d) Application of Funds. The proceeds received by the Company from the sale of Common Stock pursuant to Stock Options will be used for general corporate purposes.

                 (e) Withholding Taxes. Upon the exercise of any Stock Option or Stock Appreciation Right, the Company shall have the right to require the optionee to remit to the Company an amount sufficient to satisfy an federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for shares of Common Stock. Whenever under the Plan payments are to be made by the Company in cash or by check, such payments shall be net of any amounts sufficient to satisfy all federal, state and local withholding tax requirements.

                 (f) Right to Terminate Employment. Nothing in the Plan or any agreement entered into pursuant to the Plan shall confer upon any key employee or other optionee the right to continue in the employment of the Company or any subsidiary or affect any right which the Company or any subsidiary may have to terminate the employment of such key employee or other optionee.

                 (g) Rights as a Shareholder. No optionee shall have any right or privileges as a shareholder unless and until certificates for shares of Common Stock are issued to him or her.

                 (h) Leaves of Absence and Disability. The Board shall be entitled to make such rules, regulations and determinations as it deems appropriate under the Plan in respect of any leave of absence taken by or disability of any key employee. Without limiting the generality of the foregoing, the Board shall be entitled to determine (i) whether or not any such leaves of absence shall constitute a termination of employment within the meaning of the Plan, and (ii) the impact, if any, of 'any such leave of absence on awards under the Plan theretofore made to any key employee who takes such leave of absence.

                 (i) Fair Market Value. Whenever the fair market value of Common Stock is to be determined under the Plan as of a given date, such fair market value shall be:

                          (i) If the Common Stock is traded on the over the-counter market, the average of the mean between the bid and the asked price f or the Common Stock at the close of trading for the ten (10) consecutive trading days immediately preceding such given date;

                          (ii) If the Common Stock is listed on a national securities exchange, the average of the closing prices of the Common Stock on the Composite Tape for the ten (10) consecutive trading days immediately preceding such given date; and

                          (iii) If the Common Stock is neither traded on the over-the-counter market nor listed on a national securities exchange, such value as the Board, in good faith, shall determine.

         (j) Notices. Every direction, revocation or notice authorized or required by the Plan shall be deemed delivered to the Company
                 (a) on the date it is personally delivered to the Secretary of the Company at its principal executive offices or (b) three business days after it is sent by registered or certified mail, postage prepaid, addressed to the Secretary at such offices; and shall be deemed delivered to an optionee (a) on the date it is personally delivered to him or her or (b) three business days after it is sent by registered or certified mail, postage prepaid, addressed to him or her at the last address shown for him or her on the records of the Company.

                 (k) Applicable Law. All questions pertaining to the validity, construction and administration of the Plan and Stock Options and Stock Appreciation Rights granted hereunder shall be determined in conformity with the laws of the State of Texas.

                 (l) Elimination of Fractional Shares. If under any provision of the Plan which requires a computation of the number of shares of Common Stock subject to a Stock Option or Stock Appreciation Right, the number so computed is not a whole number of shares of Common Stock, such number of shares of Common Stock shall be rounded down to the next whole number.

                 (m) Shareholders' Agreement. Notwithstanding anything to the contrary contained in the Plan, the Company shall be under no obligation to sell or deliver Common Stock under the Plan to an optionee unless such optionee shall execute the Shareholders' Agreement dated effective in December 31, 1990 with respect to such Common Stock, a copy of which will be furnished Optionee reasonably prior to any exercise.

         This Plan, in accordance with Section 10, is effective as of the approval of shareholders evidenced in the Preamble hereof.


                                            CHAMPION HEALTHCARE CORPORATION



                                            By:
                                               ---------------------------------

                                                   Its:
                                                       -------------------------

               AMENDMENT NO. 1 TO CHAMPION HEALTHCARE CORPORATION
                           EMPLOYEE STOCK OPTION PLAN



This Amendment No. 1 to the Champion Healthcare Corporation Employee Stock Option Plan is effective this 6th day of December, 1994 upon the execution hereof by Champion Healthcare Corporation and the holders of options on the date hereof whose signatures appear below.

PREAMBLE.        Pursuant to authority granted by the Board of Directors of
Champion Healthcare Corporation on August 9, 1994, the hereinbelow described amendment (the "Amendment") was adopted to the Employee Stock Option Plan (the "Plan"). This Amendment was approved by the shareholders on December 6, 1994, with an effective date for all purposes as of the date set forth in the first paragraph above.

AMENDMENT.       Section 9 of the Plan is hereby amended so that Stock Options and Stock Appreciation Rights will not expire upon the merger or consolidation of the Company, and Section 9 is amended to read in its entirety as follows:

         9.      DISSOLUTION, MERGER AND CONSOLIDATION.

                 Except as otherwise provided in Section 6(c)(ii), upon the dissolution or liquidation of the Company or upon a merger or consolidation of the Company in which the Company is not the surviving corporation and for which the plan or agreement of merger or consolidation does not provide for assumption by the surviving or consolidated corporation of Stock Options and/or Stock Appreciation Rights granted hereunder, each Stock Option and Stock Appreciation Right granted hereunder shall expire as of the effective date of such dissolution or liquidation; provided, however, that the Board shall give at least 30 days prior written notice of such event to each optionee during which time he or she shall have a right to exercise his or her (1) vested or (2) if specifically provided in the option grant, vested and unvested, wholly or partially unexercised Stock Option (without regard to installment exercise limitations, if any) or Stock Appreciation Right and, subject to prior expiration pursuant to
         Section 11(b) or (c), each Stock Option and Stock Appreciation Right shall be exercisable after receipt of such written notice and prior to the effective date of such transaction. Any term or provision in this Plan to the contrary notwithstanding, in the event of a merger or consolidation of the Company in which the Company is not the surviving corporation and for which the plan or agreement of merger or consolidation does provide for assumption by the surviving or consolidated corporation of Stock Options or Stock Appreciation Rights granted hereunder, each Stock Option and Stock Appreciation Right granted hereunder shall survive such merger or consolidation, and shall become and remain an obligation of the surviving corporation, and shall be adjusted according to the adjustment provisions of
         Section 8 of the Plan.

AGREEMENT OF EXISTING OPTION HOLDERS.      The undersigned individual, a holder
of an option issued pursuant to the Plan, hereby consents and agrees to the Amendment.

COUNTERPARTS.    This Amendment may be executed in one or more counterparts, each of which shall be considered an original and together shall constitute the one and same document.


                                            CHAMPION HEALTHCARE CORPORATION


                                      By:
                                            -------------------------------
                                            James G. VanDevender,
                                            Executive Vice-president


                                            OPTION HOLDER


                                            -------------------------------

                                            Print Name:
                                                       --------------------